Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $14.53 for end of Second Quarter 2008

HAMILTON, Bermuda--(BUSINESS WIRE) – August 4th, 2008 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced second quarter 2008 basic book value per share of $14.97 and diluted book value per share of $14.53, up 3.3% and 3.4% for the quarter (inclusive of dividends), respectively.  Net income available to common shareholders for the quarter ended June 30, 2008 was $41.9 million, or $0.49 per diluted share, compared to $14.7 million, or $0.17 per diluted share, for the quarter ended June 30, 2007.  Net income available to common shareholders for the six months ended June 30, 2008 was $74.8 million, or $0.87 per diluted share, compared to $50.3 million, or $0.64 per diluted share, for the six months ended June 30, 2007.

Operating highlights for the periods ended June 30, 2008, included the following:

	Three months ended June 30			Six months ended June 30
	2008	2007	% change	2008	2007	% change
(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (1)	$40.2	$16.6	142.0%	$97.7	$47.7	104.8%

Gross premiums written	$271.2	$181.3	49.5%	$513.4	$388.4	32.2%

Net premiums earned	$141.8	$111.8	26.8%	$277.0	$213.1	30.0%

Combined ratio	76.0%	94.6%	-19.7%	71.5%	84.9%	-15.7%

Investment returns	0.41%	1.35%	-69.6%	0.60%	3.11%	-80.7%

1Operating income is defined as net income adjusted for net realized and unrealized gains (losses) – investments and net realized and unrealized gains (losses) – other.

CEO David Brown commented: “Our underwriting results were strong through the quarter and continue to be driven by fundamental results rather than reserve releases from prior periods.  We continued to grow our business in a careful and tactical manner by continuing to provide world-class, value-added service to our clients.  I am pleased to note that although we are able to grow our volume in a softening market, this growth was generated in an intelligent manner through new business generated through our global network of offices, expanding our deep relationships with existing valued clients, and redeploying capacity from inadequate programs to more attractive risks.  To find these attractive programs, we have to analyze a large amount of business and be very selective.  This means, as a global writer, we were impacted by some international losses, but the diversification in our book showed its value in producing an overall attractive underwriting result.”

Chairman Mark Byrne noted: “The second quarter was a positive one for our organization as we continued to build out our unique global platform.  We finalized terms and integrated Imperial Re into our group and renamed it Flagstone Reinsurance Africa Limited and successfully issued the Valais Re Ltd. catastrophe bond into turbulent markets.  We also have agreed to acquire a substantial minority position in Alliance Re of Cyprus. These steps are tangible progress in our diversification strategy and further demonstrate our capabilities in the capital markets.

Q2 2008 was fairly flat from an investment returns perspective, but the quarter was again marked by poor fixed income and equity markets and significant contagion from the credit markets. Our investment portfolio performance continues to show relatively low volatility with the total return for the quarter being 0.41%. Of the 14 asset classes in which we invest, the majority are showing negative returns for the year, and in hindsight the only way to have achieved significant capital growth thus far this year was by investing in cash or commodities. We continue to expect modestly above average returns and below average volatility, from our investment portfolio measured over time.

We regard the increase in diluted book value per share plus accumulated dividends, measured over intervals of three years, as the best single measure of our performance for shareholders. Since the founding of the Company, the annualized growth has been 17.3%, inclusive of dividends, which is above our 17% target.  Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter, and we do not issue earnings guidance. However, as our diversifying business lines continue to become more significant to our overall book, our earnings variability should decrease.”

Summary of unaudited consolidated financial data for the periods is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$271,178	$181,345	$513,424	$388,358
Net premiums written	$232,743	$181,345	$458,975	$380,113
Net premiums earned	$141,767	$111,842	$277,024	$213,068
Net investment income	$13,279	$20,531	$31,975	$34,162
Loss and loss adjustment expenses	$56,298	$77,257	$96,065	$125,005
Net income	$41,948	$14,694	$74,808	$50,304
Total shareholders' equity	$1,280,184	$1,085,845	$1,280,184	$1,085,845
Combined ratio (1)	76.0%	94.6%	71.5%	84.9%
Basic earnings per share	$0.49	$0.17	$0.88	$0.64
Diluted earnings per share (2)	$0.49	$0.17	$0.87	$0.64
Basic book value per share	$14.97	$12.73	$14.97	$12.73
Diluted book value per share	$14.53	$12.46	$14.53	$12.46
Growth in basic book value per share (3)	3.3%	1.4%	6.2%	5.4%
Growth in diluted book value per share (3)	3.4%	1.2%	5.3%	4.3%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter and six months ended June 30, 2008 does not contain the effect of:
a.	the warrant conversion as this would be anti- dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 2,312,658 PSUs outstanding under the PSU plan as at June 30, 2008.

(3)	Growth in basic book value per share and diluted book value per share represent the increase in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity is presented at the end of this release.

Results of Operations

The Company holds a controlling interest in Island Heritage, whose primary business is insurance.  As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, the Company revised its segment structure, effective January 1, 2008, to better align the Company’s operating and reporting structure with its current strategy.  The Company determined that the allocation of resources and the assessment of performance should be reviewed separately for both segments.  The Company is currently organized into two business segments: Reinsurance and Insurance. Our Reinsurance segment provides reinsurance in the property catastrophe, property and short-tail specialty and casualty lines. Our Insurance segment provides insurance through our majority owned subsidiary, Island Heritage.

Underwriting results

Reinsurance segment

Gross premiums written for our Reinsurance segment in the second quarter of 2008 were $244.5 million, compared to $181.3 million for the same period in 2007, representing an increase in gross premiums written of $63.2 million, or 34.8%. The increase was driven by a strong property catastrophe renewal, growth in specialty lines, and the addition of new clients, partially offset by the non-renewal of certain treaties that did not meet the Company’s profitability objectives, downward revisions to premium estimates, and the impact of increased retentions by our cedents.  Gross premiums written for the six months ended June 2008 were $467.6 million, compared to $388.4 million for the same period in 2007, an increase in gross premiums written of $79.2 million, or 20.4%.

The gross premiums written in the second quarter of 2008 include $182.6 million for property catastrophe, $19.1 million for other property and $42.8 million for specialty, compared to $144.4 million, $26.3 million and $10.6 million, respectively, for the same quarter in 2007.  For the six months ended June 2008, gross premiums written included $344.1 million for property catastrophe, $39.1 million for other property and $84.4 million for specialty, compared to $302.8 million, $50.9 million and $34.7 million, respectively, for the same quarter in 2007.

Net premiums earned were $134.3 million for the second quarter of 2008 compared to $111.8 million for the same quarter in 2007, an increase of $22.5 million, or 20.1% from the prior quarter due to the higher levels of premium writings.  On a year to date basis, net premiums earned for the six months ended June 2008 were $262.4 million, compared to $213.1 million for the same period in 2007, an increase of $49.3 million, or 23.2%.

Loss and loss adjustment expenses were $56.2 million for the second quarter of 2008, representing a loss ratio of 41.8%, compared to $77.3 million and a loss ratio of 69.1% for the same period in 2007.  The decrease in the loss ratio from the second quarter of 2007 was primarily due to less severe catastrophic events in the second quarter of 2008 than in the same period in 2007.  In the second quarter of 2008 we experienced a major loss event in the Chinese winter storms ($14.4 million) as well as smaller loss events which totaled $15.8 million in aggregate.  During the second quarter of 2007, the significant loss events were the United Kingdom floods ($31.0 million) and the New South Wales (Australia) floods ($23.5 million).

Loss and loss adjustment expenses were $96.0 million for the six months ended June 30, 2008, representing a loss ratio of 36.6%, compared to $125.0 million and a loss ratio of 58.7% for the same period in 2007.  Loss events for the first six months of 2008 included the events noted above as well as several smaller loss events which totaled $15.2 million in aggregate.  During the first six months of 2007, the loss events included European Windstorm Kyrill ($33.8 million) in addition to the events noted above.

Our acquisition cost ratio was 17.9% for the second quarter of 2008, compared to 13.2% for the second quarter of 2007.  The increase in acquisition costs is primarily due to the increase in profit and sliding scale commission compared to the same period in 2007 as a result of better loss activity. The acquisition cost ratio for the six months ended June 30, 2008 was 17.1% compared to 12.9% for the same period in 2007.

General and administrative expenses were $22.7 million for the second quarter ended June 30, 2008 compared to $13.8 million for the second quarter of 2007.  General and administrative expenses were $46.8 million for the six months ended June 30, 2008 compared to $28.5 million for the same period in 2007.  The increase in the general and administrative expenses was primarily attributable to the increase in staff related costs due to the continued growth in our global platform.

Our Reinsurance segment reported a combined ratio of 76.6% for the second quarter of 2008 compared to 94.6% for the second quarter of 2007.  The combined ratio for the six months ended June 2008 was 71.5% compared to 84.9% for the same period in 2007.

Insurance segment

As the Company began consolidating Island Heritage in July 2007, there are no comparative statements for the period ended June 30, 2007.

The net underwriting income for the second quarter ended June 30, 2008 amounted to $2.3 million with gross written premiums of $26.7 million and ceded premiums of $23.4 million.  For the six months ended June 30, 2008 underwriting income totaled $4.7 million with gross written premiums of $45.8 million and ceded premiums of $34.1 million. Island Heritage’s reinsurance program, comprising excess of loss and quota share programs, renewed on April 1, 2008.

Investment results

The total return on our investment portfolio, excluding minority interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and six months ended June 30, 2008, the total return on invested assets was 0.41% and 0.60%, respectively, compared to 1.35% and 3.11%, respectively, for the three and six months ended June 30, 2007.  The decrease in the return on invested assets of 69.6% during the three months ended June 30, 2008 compared to the same period in 2007 is primarily due to the net realized and unrealized losses on the fixed maturities, equities and equity derivatives held in the investment portfolio and the decrease in interest rates over the past year. These losses were partially offset by the increase of net realized and unrealized gains on the commodity index futures. The decrease in the return on invested assets of 80.7% during the six months ended June 30, 2008 compared to the same period in 2007 is primarily due to the net realized and unrealized losses on the equities and equity derivatives held in the investment portfolio and the decrease in interest rates over the past year. These losses were partially offset by the increase of net realized and unrealized gains on the fixed income investment portfolio and commodity index futures.

Net investment income

Net investment income for the second quarter of 2008 was $13.3 million, compared to $20.5 million for the same quarter in 2007, a decrease of 35.3%. Net investment income for the six months ended June 30, 2008 was $32.0 million, compared to $34.2 million for the same quarter in 2007, a decrease of 6.4%.

Net investment income decreased principally due to a decrease in interest and dividend income as a result of significant decreases in interest rates over the past year and to the change in the Company’s process regarding the allocation to investment income of a portion of general and administrative expenses, attributable to investment management expenses. In the current quarter, the Company allocated all investment related expenses to investment income, including salaries and overhead expenses, considered to be directly related to and supporting the investment income.  The expenses for the six month period ended June 30, 2008 were allocated in the current quarter.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains and losses on our investment portfolio amounted to a $9.3 and $21.8 million loss, respectively, for the three and six months ended June 30, 2008, compared to a $3.7 million loss and a $0.8 million gain for the three and six months ended June 30, 2007.  These amounts comprise net realized and unrealized gains and losses on our fixed maturities and equities portfolios, and on our investment portfolio of derivatives which includes global equity, global bond, commodity and real estate futures, to be announced (“TBA”) securities, interest rate swaps and total return swaps.  The decreases during the three months ended June 30, 2008 compared to the same period in 2007, were primarily due to the net realized and unrealized losses on the equities, REIT funds and equity derivatives held in the investment portfolio arising from the poor performance of the US and global equity markets during the period, net realized and unrealized losses on fixed maturities due to the upward shift in the yield curve, partially offset by the increase in net realized and unrealized gains on the commodity index futures.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company’s policy is to hedge the majority of its non-investment currency and debt interest rate exposures with derivative instruments such as foreign currency swaps, forward contracts and interest rate swaps.   Net realized and unrealized gains and losses - other amounted to an $11.1 million gain for the second quarter of 2008 compared to a $1.8 million gain for the second quarter of 2007.  Net realized and unrealized gains and losses - other amounted to a $1.1 million loss for the six months ended June 30, 2008 compared to a $1.8 million gain for the same period in 2007.  The interest rate swap agreements entered into between the Company and Lehman Brothers Special Financing Inc., as well as the agreement entered into between the Company and Citibank N.A. on December 7, 2007, were unwound during the second quarter of 2008.

The primary components of the $11.1 million gain and $1.1 million loss for the three and six months ended June 30, 2008, respectively, are as follows:

		For the three months ended June 30, 2008	For the six months ended June 30, 2008
Operational hedge which comprises foreign currency forwards on our reinsurance balances:		$0.7 million	$(0.3) million
Balance sheet hedge:
-	foreign currency forwards on Flagstone Suisse’s net assets (undesignated hedge) and a portion of long term debt incurred:	$1.9 million	$(2.7) million
-	foreign currency swaps on our subordinated debt:	$0.1 million	$1.9 million
-	interest rate swaps on our subordinated debt:	$7.9 million	$(1.3) million
Unrealized gains on other reinsurance derivatives		$0.5 million	$1.2 million

The Company incurred $4.3 million and $(25.6) million of foreign exchange gains (losses) on foreign currency forwards during the three and six months ended June 30, 2008, respectively, that are treated as designated hedges on our Swiss operations and are recorded directly to currency translation adjustment.

Interest expense

Interest expense for the second quarter of 2008 was $4.6 million, compared to $3.5 million for the same quarter in 2007.  Interest expense for the six months ended June 30, 2008 was $9.9 million compared to $6.8 million for the same period in 2007.  The primary cause for the increase is that additional debt offerings of $100.0 million and $25.0 million occurred in June and September 2007, respectively, which accordingly increased our interest expense in the first and second quarters of 2008.

Shareholders’ equity

At June 30, 2008, shareholders’ equity was $1.28 billion and diluted book value per share was $14.53.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

The Company will host a conference call on Tuesday, August 5th, 2008 at 9.30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Re and Flagstone Réassurance Suisse have received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody’s Investors Service.  Island Heritage has received an “A-” financial strength rating from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at http://www.flagstonere.bm.  Please refer to the June 30, 2008 Financial Supplement, which will be posted on the Company’s website at www.flagstonere.bm for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three month and six month periods ended June 30, 2008 and June 30, 2007 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
REVENUES
Gross premiums written	$271,178	$181,345	$513,424	$388,358
Premiums ceded	(38,435)	-	(54,449)	(8,245)
Net premiums written	232,743	181,345	458,975	380,113
Change in net unearned premiums	(90,976)	(69,503)	(181,951)	(167,045)
Net premiums earned	141,767	111,842	277,024	213,068
Net investment income	13,279	20,531	31,975	34,162
Net realized and unrealized (losses) gains - investments	(9,339)	(3,741)	(21,751)	767
Net realized and unrealized gains (losses) - other	11,132	1,840	(1,105)	1,846
Other income	2,127	251	3,851	924
Total revenues	158,966	130,723	289,994	250,767

EXPENSES
Loss and loss adjustment expenses	56,298	77,257	96,065	125,005
Acquisition costs	27,210	14,725	51,375	27,443
General and administrative expenses	24,214	13,800	50,763	28,469
Interest expense	4,609	3,520	9,949	6,784
Net foreign exchange losses (gains)	1,630	(56)	(5,069)	(1,338)
Total expenses	113,961	109,246	203,083	186,363

Income before income taxes, minority interest and interest in earnings of equity investments	45,005	21,477	86,911	64,404
Provision for income tax	(442)	(77)	(1,307)	(122)
Minority interest	(2,615)	(7,892)	(10,796)	(15,625)
Interest in earnings of equity investments	-	1,186	-	1,647
NET INCOME	$41,948	$14,694	$74,808	$50,304

Change in currency translation adjustment	(2,766)	(1,741)	(4,186)	(2,017)
COMPREHENSIVE INCOME	$39,182	$12,953	$70,622	$48,287

Weighted average common shares outstanding—Basic	85,470,205	85,139,757	85,470,043	78,479,958
Weighted average common shares outstanding—Diluted	85,638,506	85,198,147	85,714,196	78,529,631
Net income per common share outstanding—Basic	$0.49	$0.17	$0.88	$0.64
Net income per common share outstanding—Diluted	$0.49	$0.17	$0.87	$0.64
Dividends declared per common share	$0.04	$-	$0.08	$-

Segment Reporting (unaudited) – For the three month and six month periods ended June 30, 2008 and June 30, 2007 (expressed in thousands of U.S. dollars, except percentages)

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Underwriting Revenues
Gross written premiums	$244,505	$26,673	$271,178	$181,345	$-	$181,345
Premiums ceded	(15,039)	(23,396)	(38,435)	-	-	-
Net written premiums	229,466	3,277	232,743	181,345	-	181,345
Change in net unearned premiums	(95,178)	4,202	(90,976)	(69,503)	-	(69,503)
Net premiums earned	134,288	7,479	141,767	111,842	-	111,842
Other insurance related income	569	(341)	228	197	-	197
Total underwriting revenues	134,857	7,138	141,995	112,039	-	112,039
Underwriting Expenses
Loss and loss adjustment expenses	56,151	147	56,298	77,257	-	77,257
Acquisition costs	24,074	3,136	27,210	14,725	-	14,725
General and administrative expenses	22,686	1,528	24,214	13,800	-	13,800
Total underwriting expenses	102,911	4,811	107,722	105,782	-	105,782
Underwriting Income	$31,946	$2,327	$34,273	$6,257	$-	$6,257
Total Assets	$2,349,458	$123,718	$2,473,176	$1,910,448	$-	$1,910,448
Net reserves for loss and loss adjustment expenses	$230,546	$3,050	$233,596	$135,143	$-	$135,143
Ratios
Loss ratio	41.8%	2.0%	39.7%	69.1%	0.0%	69.1%
Expense ratio	34.8%	62.3%	36.3%	25.5%	0.0%	25.5%
Combined ratio	76.6%	64.3%	76.0%	94.6%	0.0%	94.6%

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Underwriting Revenues
Gross written premiums	$467,646	$45,778	$513,424	$388,358	$-	$388,358
Premiums ceded	(20,359)	(34,090)	(54,449)	(8,245)	-	(8,245)
Net written premiums	447,287	11,688	458,975	380,113	-	380,113
Change in net unearned premiums	(184,878)	2,927	(181,951)	(167,045)	-	(167,045)
Net premiums earned	262,409	14,615	277,024	213,068	-	213,068
Other insurance related income	781	488	1,269	422	-	422
Total underwriting revenues	263,190	15,103	278,293	213,490	-	213,490
Underwriting Expenses
Loss and loss adjustment expenses	95,953	112	96,065	125,005	-	125,005
Acquisition costs	44,984	6,391	51,375	27,443	-	27,443
General and administrative expenses	46,819	3,944	50,763	28,469	-	28,469
Total underwriting expenses	187,756	10,447	198,203	180,917	-	180,917
Underwriting Income	$75,434	$4,656	$80,090	$32,573	$-	$32,573
Total Assets	$2,349,458	$123,718	$2,473,176	$1,910,448	$-	$1,910,448
Net reserves for loss and loss adjustment expenses	$230,546	$3,050	$233,596	$135,143	$-	$135,143
Ratios
Loss ratio	36.6%	0.8%	34.7%	58.7%	0.0%	58.7%
Expense ratio	34.9%	70.7%	36.8%	26.2%	0.0%	26.2%
Combined ratio	71.5%	71.5%	71.5%	84.9%	0.0%	84.9%

Consolidated Balance Sheets as at June 30, 2008 and December 31, 2007
(expressed in thousands of U.S. dollars)

	As at	As at
	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2008 - $803,528; 2007 - $1,099,149)	$804,798	$1,109,105
Short term investments, at fair value (Amortized cost: 2008 - $20,267; 2007 - $23,660)	20,196	23,616
Equity investments, at fair value (Cost: 2008 - $117,556; 2007 - $73,603)	107,935	74,357
Other investments	464,141	293,166
Total Investments	1,397,070	1,500,244
Cash and cash equivalents	562,816	362,680
Premium balances receivable, net	314,456	136,555
Unearned premiums ceded	39,682	14,608
Accrued interest receivable	7,214	9,915
Receivable for investments sold	2,942	-
Deferred acquisition costs	51,467	30,607
Funds withheld	10,096	6,666
Goodwill	13,171	10,781
Intangible assets	775	775
Other assets	73,423	30,942
Due from related parties	64	-
Total Assets	$2,473,176	$2,103,773

LIABILITIES
Loss and loss adjustment expense reserves	$233,596	$180,978
Unearned premiums	389,223	175,607
Insurance and reinsurance balances payable	33,749	12,088
Payable for investments purchased	6,162	41,750
Long term debt	255,037	264,889
Other liabilities	79,302	33,198
Total Liabilities	997,069	708,510

Minority Interest	195,923	184,778

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2008 - 85,346,325; 2007 - 85,309,107)	853	853
Additional paid-in capital	911,964	905,316
Accumulated other comprehensive income	2,718	7,426
Retained earnings	364,649	296,890
Total Shareholders' Equity	1,280,184	1,210,485

Total Liabilities, Minority Interest and Shareholders' Equity	$2,473,176	$2,103,773

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share”, which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per share is defined as total shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at June 30, 2008 and December 31, 2007.

Investors should decide for themselves whether they prefer this non-GAAP measure to standard GAAP measures of financial performance.

Book Value per Share (unaudited)

	As at	As at
	June 30, 2008	December 31, 2007
	($ in thousands, except share and per share data)

Shareholders' Equity	$1,280,184	$1,210,485
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant - ($14 strike price) (2)	-	-
Diluted Shareholders' Equity	$1,280,184	$1,210,485

Common shares outstanding - end of period	85,346,325	85,309,107
Vested RSUs	152,958	105,060
Total Common shares outstanding - end of period	85,499,283	85,414,167

Potential shares to be issued:
PSUs outstanding	2,312,658	1,658,700
RSUs outstanding	324,550	221,550
Conversion of warrant - ($14 strike price) (2)	-	-
Common Shares Outstanding - Diluted	88,136,491	87,294,417

Basic book value per share	$14.97	$14.17

Diluted book value per share	$14.53	$13.87

(1) No proceeds due when exercised
(2) Below strike price - not dilutive